Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SONUS NETWORKS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Sonus Networks, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:                   That the first sentence of Article IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following three paragraphs are inserted in lieu thereof:

“Effective upon the effective time of this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), a one-for-five reverse stock split of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), shall become effective, pursuant to which each five shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the Corporation or the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse

Stock Split, following the Effective Time, shall be entitled to receive a cash payment (without interest) equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the closing price per share of the Common Stock on the NASDAQ Global Select Market on the first trading day that commences after the Reverse Stock Split is effective on the NASDAQ Global Select Market.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock as set forth above); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, if any, a written confirmation from our transfer agent indicating the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified as well as any cash in lieu of fractional shares to which such holder may be entitled as set forth above.

The total number of shares of capital stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting solely of:

120,000,000 shares of common stock, par value $0.001 per share; and

5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on January 29, 2015.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by its President and Chief Executive Officer this 26th day of January, 2015.

SONUS NETWORKS, INC.

By:	/s/ Raymond P. Dolan
Raymond P. Dolan President and Chief Executive Officer